Exhibit 10.8

WINDSTREAM HOLDINGS, INC.
BOARD OF DIRECTORS

Director Compensation Program
(effective August 30, 2013)
(amended May 2, 2017)

Compensation for directors who are not officers of the Corporation will consist of the following components:

1.
Initial Retainer. Each new member will receive a grant of $100,000 in restricted stock under the 2006 Equity Incentive Plan, as amended, in connection with his or her appointment or election to the Board.

2.	Annual Retainer. Each member will receive an annual cash retainer of $90,000. The Chairman will receive a supplemental annual cash retainer of $100,000.

3.	Committee Annual Retainers. Each member who serves as Chair or as a member of a Board Committee will receive the following indicated annual retainer:

Committee	Chair Retainer	Non-Chair Member Retainer
Audit	$35,000	$17,500
Compensation	$30,000	$15,000
Governance	$25,000	$12,500

4.	Meeting Fees. Except as expressly approved by the Board, no separate fees will be paid for meetings of the Board or a Board Committee.

5.	Annual Restricted Stock. Each member will receive an annual grant of $100,000 in restricted stock under the 2006 Equity Incentive Plan, as amended.
All other terms and conditions of the grants of restricted stock shall be determined and approved by the Compensation Committee.
Directors may elect to receive any annual cash retainer or fee in the form of shares of Windstream common stock.
Directors will receive the Annual Retainers, Committee Annual Retainers and Restricted Stock grants at the first regularly scheduled Board meeting of the year.
05/17